MultiMedia Access Corporation letterhead



March 13, 1995



Mr. William Leftwich
521 Spinner Road
DeSoto, TX  75115

RE:  Offer of Employment

Dear Bill:

         On behalf of Multimedia Access Corporation, (MMAC), I am pleased to extend to you an offer of employment as Vice President of Finance and Chief Financial Officer. The details of the offer are as follows:

         1. Your start date will be agreed upon concurrent with the acceptance of our offer.

         2. Your base salary will be $ 7,500 per month, payable bi-monthly on or about the 15th and 30th each month. Upon the completion of the initial public offering, your base salary will be adjusted to $9,583 per month.

         3. You will be eligible to participate in the Multimedia Access Corporation Executive Bonus program (cash and/or stock). Cash bonus is targeted at 30% of your base salary.

         4. MMAC will recommend to its Board of Directors that you be granted an option pursuant to the Company's 1995 Stock Option Plan to purchase 60,000 shares of MMAC Common Stock, each such option vesting 12/60 of the shares on the date which is twelve months from the date of grant and 1/60 of the shares each month thereafter, such that all of the shares are fully vested five years from the date of grant. The initial 60,000 shares will be at the fair market value per share as determined on the date of grant by the Board of Directors.

         The Board of Directors of MMAC reserves the right to accelerate your vesting in any or all option grants for meeting key milestones and profitability levels which will be defined.

         5. You will be entitled to participate in the Company's standard benefits plans applicable to all employees, to be described in the forthcoming MMAC Outline of Benefits. You will also be entitled to two weeks of vacation, as well as time off for the week between Christmas and New Year's.

         6. Your employment with the Company will be "at will" and may be terminated by you or the Company at any time, for any reason or no reason. By accepting this offer of employment, you accept employment on such terms.

         This offer is contingent upon compliance with the Immigration Reform and Control Act of 1986, which requires MMAc to verify that each employee hired is legally entitled to work in the United States. Enclosed is a copy of the Employment Verification Form I-9, with instructions, as required by such Act. Please review and execute this document and be prepared to bring the appropriate documentation on the day you first report to work.

William S. Leftwich
Offer of Employment
March 13, 1995
Page 2

         This offer is further contingent upon your execution of an employee proprietary information agreement in the standard form utilized by the Company for its employees. Such agreement, a copy of which is enclosed, provides generally that the Company shall own all proprietary rights you develop while employed by the Company, and contains certain non-competition and non-solicitation agreements. Furthermore, the terms and conditions of your employment agreement are considered confidential ar are not to be discussed with anyone but your immediate superior and Officers of the Company.

         Bill, we look forward to working with you. If you have any questions, please call me at (214) 488-7201. Please indicate your acceptance by signing and returning to me a copy of this letter.

                                     Sincerely,

                                     Multimedia Access Corporation


                                     By:    /s/ Glenn A. Norem
                                           -----------------------------------
                                           Glenn Norem
                                           President & Chief Executive Officer

Accepted By:


  /s/ William S. Leftwich
---------------------------
    William S. Leftwich


        3/13/95
---------------------------
        Date